EXHIBIT 99.1

Vical Reports First Quarter 2015 Financial Results and Progress in Key Development Programs

SAN DIEGO, May 8, 2015 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended March 31, 2015. Net loss for the first quarter of 2015 was $3.8 million, or $0.04 per share, compared with a net loss of $3.5 million, or $0.04 per share, for the first quarter of 2014. Revenues for the first quarter of 2015 were $4.9 million, compared with revenues of $2.4 million for the first quarter of 2014, reflecting higher revenues from Astellas Pharma Inc. for manufacturing services performed under our ASP0113 collaborative agreements. ASP0113 is Vical's therapeutic vaccine designed to prevent cytomegalovirus (CMV) disease and associated complications in transplant recipients.

Vical had cash and investments of $46.3 million at March 31, 2015. The Company's net cash burn for the first quarter of 2015 was $2.9 million, which reflects the advancement of the Company's clinical programs and its ongoing efforts to manage its operating expenses. The net cash burn for the first quarter was consistent with the Company's prior guidance of $12 to $15 million cash burn for the full year.

Program highlights include:

HSV-2 Vaccine

  Vical's Phase 1/2 trial of its therapeutic herpes simplex virus (HSV-2) vaccine, designed to reduce genital viral shedding and lesions in HSV-2 infected subjects, is progressing according to plan. The randomized, double-blind, placebo-controlled trial enrolled a total of 165 subjects ages 18 to 50 years at seven U.S. clinical sites and will evaluate safety, tolerability and efficacy. The Company expects to release topline data, including genital viral shedding rates and lesion rates, by the middle of this year.

ASP0113 CMV Vaccine

  Astellas continues to enroll patients in Vical's partnered ASP0113 clinical programs. ASP0113 is a therapeutic vaccine designed to prevent CMV reactivation and infection in hematopoietic stem cell transplant (HCT) recipients and solid organ transplant recipients.
  Enrollment in the multinational Phase 3 registrational trial in approximately 500 HCT recipients is proceeding according to plan, with Astellas projecting enrollment to be completed by the end of this year.
  Enrollment in the multinational Phase 2 trial in approximately 140 kidney transplant recipients is nearing completion. Astellas expects enrollment in the trial to be completed by the end of the second quarter of this year.

ASP2397 Antifungal Compound

  In March 2015, Vical expanded its infectious disease portfolio with the addition of a novel antifungal, ASP2397, in-licensed from Astellas. ASP2397 is part of a potential new class of antifungal compounds to address invasive fungal infections, such as invasive aspergillosis, which are major causes of morbidity and mortality in immunocompromised patients, including transplant recipients. ASP2397 is differentiated by a new mechanism of action and has shown a low propensity for P450 drug-drug interactions. In preclinical studies to date, it has demonstrated faster fungicidal activity than marketed drugs and activity against azole-resistant fungal pathogens. Vical is targeting initiation of a Phase 1 trial in the first half of 2016.

HIV Vaccine Collaboration with Public-Private Partnership

  In April 2015, Vical entered into a $4 million contract with the IPPOX Foundation, funded via a grant from the Bill & Melinda Gates Foundation, to supply vaccine for HIV vaccine clinical trials. Vical also signed a Memorandum of Understanding with the Gates Foundation to cooperate on HIV vaccine projects.

Vical will conduct a conference call and webcast today, May 8, at noon Eastern Time, to discuss the Company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2244 (preferred), or (888) 505-4369 (toll-free), and reference confirmation code 9556967. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 9556967. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the timing of enrollment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical's HSV-2 vaccine, ASP2397, or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended
Statements of Operations	March 31,
(in thousands, except per share amounts)	2015	2014
Revenues:
Contract and grant revenue	$ 4,274	$ 2,118
License and royalty revenue	670	329
Total revenues	4,944	2,447
Operating expenses:
Research and development	3,637	2,146
Manufacturing and production	2,941	1,515
General and administrative	2,223	2,269
Total operating expenses	8,801	5,930
Loss from operations	(3,857)	(3,483)
Net investment and other income	36	28
Net loss	$ (3,821)	$ (3,455)
Basic and diluted net loss per share	$ (0.04)	$ (0.04)
Weighted average shares used in computing basic and diluted net loss per share	90,870	87,110

Balance Sheets	March 31,	December 31,
(in thousands)	2015	2014
Assets:
Cash, cash equivalents, and marketable securities, including restricted	$ 44,233	$ 47,152
Other current assets	3,709	4,178
Total current assets	47,942	51,330
Long-term investments	2,034	1,971
Property and equipment, net	2,427	2,639
Other assets	1,975	2,039
Total assets	$ 54,378	$ 57,979

Liabilities and stockholders' equity:
Current liabilities	$ 4,129	$ 5,201
Long-term liabilities	737	856
Stockholders' equity	49,512	51,922
Total liabilities and stockholders' equity	$ 54,378	$ 57,979
CONTACT: Andrew Hopkins
         (858) 646-1127
         Website: www.vical.com

         Anthony Ramos
         Vice President and Chief Accounting Officer